                                                                   Exhibit 12(a)



                          J. C. Penney Company, Inc.
                      (the Company and all subsidiaries)

      Computation of Ratios of Available Income to Combined Fixed Charges
                   and Preferred Stock Dividend Requirement


                                              52 weeks  52 weeks
                                                ended     ended
                                              --------  --------
                                              Oct. 26,  Oct. 28,
                                                1996      1995
                                              --------  --------
($ Millions)

Income from continuing operations
  (before income taxes,
  before capitalized interest,
  but after preferred stock dividend)          $1,212    $1,444
                                               ------    ------

Fixed charges

  Interest (including capitalized
   interest)

     On operating leases                          102        95
     On short term debt                           101       130
     On long term debt                            298       242
     On capital leases                              5         6
     Other, net                                     4         1
                                               ------    ------
                   Total fixed charges            510       474

Preferred stock dividend, before taxes             47        49
                                               ------    ------

Combined fixed charges and preferred stock
  dividend requirement                            557       523
                                               ------    ------

Total available income                         $1,769    $1,967
                                               ======    ======

Ratio of available income to combined
  fixed charges and preferred stock
  dividend requirement                            3.2       3.8
                                               ======    ======



The interest cost of the LESOP notes guaranteed by the Company is not included in fixed charges above.

The Company believes that, due to the seasonal nature of its business, ratios for a period other than a 52 week period are inappropriate.